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                                                                      EXHIBIT 11

                               KAYDON CORPORATION
         CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
              THREE MONTHS ENDED MARCH 30, 1996 AND APRIL 1, 1995
- --------------------------------------------------------------------------------





                                                 Mar 30, 1996  Apr 1, 1995
                                                 ------------  -----------

Primary Earnings Per Share:
- --------------------------

Net income                                      $ 12,280,000   $ 9,036,000
                                                ------------   -----------

Weighted average common shares outstanding        16,430,000    16,690,000

Net common shares issuable in respect to
 common stock equivalents, with a
 dilutive effect                                      75,000        40,000
                                                 -----------   -----------

Total weighted average common and
 common share equivalents                        16,505,000     16,730,000

Primary earnings per common share               $      0.74    $      0.54



Fully Diluted Earnings Per Share:
- --------------------------------

Net income                                      $12,280,000    $ 9,036,000
                                                -----------    -----------

Weighted average common shares outstanding       16,430,000     16,690,000

Net common shares issuable in respect to
 common stock equivalents, with a
 dilutive effect                                     92,000         50,000
                                                -----------    -----------

Total weighted average common and
 common share equivalents                        16,522,000     16,740,000

Fully diluted earnings per common share         $      0.74    $      0.54



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